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Exhibit 8

        SIDLEY AUSTIN BROWN & WOOD LLP

CHICAGO DALLAS LOS ANGELES SAN FRANCISCO WASHINGTON, D.C.	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com Founded 1866	BEIJING GENEVA HONG KONG LONDON SHANGHAI SINGAPORE TOKYO

January 29, 2003

Aon Corporation
Aon Center
200 East Randolph
Chicago, IL 60601

    Re:
    Aon Corporation
    3 1/2% Senior Convertible Debentures due 2012

Ladies and Gentlemen:

        We have acted as tax counsel to Aon Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement"), of which the preliminary Prospectus forms a part (the "Prospectus"). The Registration Statement relates to $300,000,000 aggregate principal amount at maturity of the Company's 3 1/2% Senior Convertible Debentures due 2012 (the "Debentures") and shares of the Company's common stock issuable upon conversion thereof. The Debentures were issued pursuant to an Indenture, dated as of November 7, 2002 (the "Indenture"), between the Company and The Bank of New York, as trustee.

        As tax counsel to the Company, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

  (a)
  the Registration Statement and Prospectus;

  (b)
  the Purchase Agreement, dated November 4, 2002, between the Company and Morgan Stanley & Co. Incorporated (the "Initial Purchaser"), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of the Debentures;

  (c)
  the Indenture;

  (d)
  the form of the Debentures, as attached as an exhibit to the Indenture; and

  (e)
  the Registration Rights Agreement, dated as of November 7, 2002, between the Company and the Initial Purchaser.

The term "Documents" as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

        In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements and other information of or from representatives of the Company, its subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

        On the basis of the foregoing, the Company's representation that, as of the issue date of the Debentures, the likelihood of a contingent interest payment being made on the Debentures during the term of the Debentures is not remote, the Company's representation that, as of the issue date of the Debentures, the likelihood of a contingent interest payment not being made on the Debentures during the term of the Debentures is not remote, and certain estimates made by the Company and the Initial Purchaser regarding the present value of contingent payments, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

        The Debentures will be treated as indebtedness of the Company that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section 1.1275-4(b); and the statements in the Prospectus under the caption "U.S. Federal Income Tax Considerations," insofar as such statements constitute a summary of the United States federal tax laws referred to therein, accurately summarize in all material respects the United States federal tax laws referred to therein.

        We express no opinions other than those expressed herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

        We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

        We call your attention to the fact that R. Eden Martin, a partner of our firm, is a member of the Board of Directors of the Company.

                          Very truly yours,

                          /s/ Sidley Austin Brown & Wood LLP
                          Sidley Austin Brown & Wood LLP

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  Exhibit 8